UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2010

Liberty Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of Principal Executive Office)

(303)220-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards

Following discussion at a series of meetings beginning in October 2009 and concluding in March 2010, the compensation committee of our board of directors determined to adopt a new approach to the equity incentive award component of our executive officers’ compensation packages.  Under this approach, a target annual equity value would be set for each executive, of which approximately two-thirds would be delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of stock appreciation rights (SARs).  The compensation committee also determined to apply a similar approach to the equity incentive compensation for approximately 40 other key employees.

In connection with each year’s award of PSUs, the compensation committee will select one or more performance measures for the ensuing two-year performance period.  Different performance measures may be selected for the awards in subsequent years.  The compensation committee will also set the performance targets corresponding to the selected performance measure(s), which will determine the percentage of the PSU award earned during the relevant performance period, and a base performance objective that must be achieved in order for any portion of the PSU award to be earned.  Earned PSUs will then vest in two equal installments on March 31 and September 30 of the year following the end of the performance period.  Each year’s award of SARs will be made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SAR award agreement.

At its March 26, 2010 meeting, our compensation committee approved the target annual equity values for our named executive officers and the grant of 2010 PSUs to them pursuant to the Liberty Global, Inc. 2005 Incentive Plan as follows:

		Two-thirds of Target Annual Equity Value in the Form of:
Name and Position	Target Annual Equity Value	Series A 2010 PSU Grant	Series C 2010 PSU Grant

Michael T. Fries President, Chief Executive Officer	$8,000,000	93,094	93,094

Charles H.R. Bracken Senior Vice President, Co-Chief Financial Officer (Principal Financial Officer)	$3,500,000	40,728	40,728

Bernard G. Dvorak Senior Vice President, Co-Chief Financial Officer (Principal Accounting Officer)	$3,500,000	40,728	40,728

W. Gene Musselman President and Chief Operating Officer, UPC Broadband Division	$3,500,000	40,728	40,728

Shane O’Neill Senior Vice President, Chief Strategy Officer President, Chellomedia	$3,500,000	40,728	40,728

Each PSU represents the right to receive one share of Series A common stock or Series C common stock, as applicable, subject to performance and vesting.  An aggregate of 93,904 Series A PSUs and 93,904 Series C PSUs were also awarded to our other executive officers (six individuals).  The final determination of the awards for the other key employees has not yet been made.

The performance period for the 2010 PSUs is January 1, 2010 to December 31, 2011.  As the performance measure, the compensation committee selected growth in consolidated operating cash flow (revenue less operating, selling, general and administrative expenses, excluding depreciation and amortization, stock-based compensation, provisions for litigation, and impairment, restructuring and other operating charges or credits), as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles that affect comparability.  In choosing operating cash flow as the performance measure for the 2010 PSUs, the compensation committee determined to use a measure of performance that was different from those selected for the company’s 2010 annual cash performance award program (i.e., revenues and operating free cash flow) in order to ensure that the management team would be focused on maximizing performance against a variety of key financial metrics during the performance period. The performance target selected by the committee is achievement of a compound annual growth rate in consolidated operating cash flow (OCF CAGR) of approximately 7.0% for the two-year performance period.  The target OCF CAGR is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement.  A performance range of 75% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their 2010 PSUs, subject to reduction or forfeiture based on individual performance.  One-half of the earned 2010 PSUs will vest on March 31, 2012 and the balance on September 30, 2012.  The compensation committee also established a base performance objective of a 5.0% OCF CAGR, which must be satisfied in order for award recipients to be eligible to earn any of their 2010 PSUs and is not subject to adjustment.  If the base performance objective is achieved, our named executive officers will be eligible to earn 150% of their 2010 PSUs, subject to the committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance.  The base performance objective was designed so that the awards would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The 2010 PSUs are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events on terms comparable to the terms of our 2007 Senior Executive Performance Incentive Plan, which is described in detail under the heading “Executive Compensation” in our definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2009.  The 2010 PSUs will convert to time-vested restricted share units following certain change-in-control events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

	By:	/s/ Elizabeth M. Markowski
		Name:	Elizabeth M. Markowski
		Title:	Senior Vice President, General Counsel
and Secretary

Date: April 1, 2010